Exhibit 99.1

CONTACT:	Kent Griffin Chief Financial Officer (858) 485-9840
BIOMED REALTY TRUST REPORTS
SECOND QUARTER 2008 FINANCIAL RESULTS
SAN DIEGO, Calif. – July 30, 2008 – BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on providing real estate to the life science industry, today announced financial results for the second quarter ended June 30, 2008.
Highlights:
•	Funds from operations (FFO) for the quarter were $34.5 million, or $0.47 per diluted share

•	Executed 14 leasing transactions during the quarter representing gross leasing volume of approximately 327,000 square feet, up from 127,000 square feet of gross leasing volume in the prior quarter:
o	Nine new leases totaling approximately 224,000 square feet – including a 10-year, 144,000 square foot lease with DayStar Technologies, Inc. at the Pacific Research Center

o	Five leases amended to extend their terms totaling approximately 103,000 square feet
•	Achieved substantial completion of core and shell construction at three of our development properties:
o	Two of the three buildings under construction at our Landmark at Eastview campus in New York, representing 230,000 square feet and leased to Regeneron Pharmaceuticals, Inc.

o	94,000 square foot laboratory and office facility at our 530 Fairview Avenue property in Seattle

o	84,000 square foot laboratory and office facility at our Towne Centre Drive campus in San Diego ahead of schedule, with Illumina, Inc. taking partial occupancy in July 2008
•	Initiated deliveries of space to four tenants, Beth Israel Deaconess Medical Center, Inc., Children’s Hospital Corporation, Dana Farber Cancer Institute, Inc., and the Immune Disease Institute, Inc., at the Center for Life Science | Boston

•	Completed the sale of 6,129,000 shares of common stock at $25.50 per share, resulting in net proceeds of approximately $149.7 million

BioMed Realty Trust, Inc.

•	Purchased the minority interest in the entity that owns our Waples property in San Diego, increasing our ownership interest to 100% of the property

•	Added John Bonanno to our development team as Vice President, Development, who brings more than 18 years of experience in commercial real estate and life science business to the company
“We continue to execute well in all aspects of our business, generating yet another quarter of strong financial results. Despite a very turbulent macro-economic environment, the demand for life science real estate remains relatively strong, and we are pleased with our sustained progress on the leasing front,” commented Alan D. Gold, President and Chief Executive Officer of BioMed Realty Trust.
“In addition, as evidenced by the achievement of construction milestones at our Center for Life Science | Boston, Towne Centre Drive, Landmark at Eastview and 530 Fairview Avenue properties, we are making excellent progress across all of our development projects and expect these properties to constitute significant drivers of our future growth and continued solid financial performance.”
Second Quarter 2008 Financial Results
Rental revenues for the quarter were $54.2 million, representing a 9.6% increase versus the second quarter of 2007. Same property net operating income increased 6.1% on a cash basis for the second quarter of 2008 compared to the second quarter of 2007.
Total revenues for the quarter were $70.8 million, compared to $68.4 million in the second quarter of 2007. Net income available to common stockholders for the quarter was $14.1 million, or $0.20 per diluted share, compared to $14.2 million, or $0.22 per diluted share, in the second quarter of 2007. Net income available to common stockholders for the second quarter of 2007 included $1.3 million, or $0.02 per diluted share, in income from discontinued operations and $2.9 million, or $0.04 per diluted share, in lease termination fees.
FFO during the quarter was $34.5 million, compared to $33.8 million in the comparable period in 2007. FFO per diluted share was $0.47 for the second quarter of 2008 versus $0.50 in the second quarter of 2007. FFO for the second quarter of 2007 included $2.9 million, or $0.04 per diluted share, in lease termination fees.
FFO is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO and a definition of FFO are included at the end of this release.

BioMed Realty Trust, Inc.

Financing Activity
On April 22, 2008, the company completed the sale of 6,129,000 shares of common stock at $25.50 per share, resulting in net proceeds of approximately $149.7 million. The net proceeds were utilized to repay a portion of the outstanding indebtedness on the company’s unsecured line of credit and for general corporate and working capital purposes.
As of June 30, 2008, the company’s consolidated debt included fixed-rate mortgage indebtedness with an aggregate outstanding principal amount of $373.6 million, including $9.8 million of debt premium, and a weighted-average effective interest rate of 5.5% at quarter-end; the company’s $250 million secured term loan, with a weighted-average effective interest rate of 4.1% at quarter-end; $175 million aggregate principal amount of 4.50% exchangeable senior notes due 2026; $213.2 million in outstanding borrowings under the company’s $600 million unsecured revolving line of credit, with a weighted-average effective interest rate of 3.7% at quarter-end; and $484.0 million in outstanding borrowings under the company’s acquisition and construction loan secured by the Center for Life Science | Boston property, with a weighted-average effective interest rate of 3.7% at quarter-end. The company’s debt to total capitalization ratio was 42.0% at June 30, 2008.
“We continue to maintain an appropriately conservative capital structure, and further enhanced our strong liquidity position with our April 2008 common stock offering. Owing to our consistently prudent approach to addressing our capital needs, we are uniquely well-positioned, with capacity to fully fund the completion of our current development projects and to selectively pursue additional attractive investment opportunities,” commented Kent Griffin, Chief Financial Officer of BioMed Realty Trust.
Portfolio Update
During the quarter, the company acquired the minority interest in the entity that owns the Waples property for approximately $1.8 million; as a result, the company owns 100% of the property.
As of June 30, 2008, BioMed Realty Trust owned or had interests in 112 buildings, located predominantly in the major U.S. life science markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. The company’s portfolio was comprised of the following, with its operating portfolio 93.2% leased to 114 tenants, as of June 30, 2008:

BioMed Realty Trust, Inc.

Rentable
Square Feet
Operating portfolio	6,672,086
Repositioning and redevelopment properties	1,816,642
Construction in progress	1,941,000

Total portfolio	10,429,728

Land parcels	1,367,000

Total proforma portfolio	11,796,728

Quarterly Distributions
BioMed Realty Trust’s board of directors previously declared a second quarter 2008 dividend of $0.335 per share of common stock, and a dividend of $0.46094 per share of the company’s 7.375% Series A Cumulative Redeemable Preferred Stock for the period from April 16, 2008 through July 15, 2008.
Earnings Guidance
The company has revised 2008 guidance for net income per diluted share and FFO per diluted share as set forth and reconciled below.

2008
(Low – High)
Projected net income per diluted share available to common stockholders	$0.73 – 0.79
Add:
Minority interest in operating partnership	$0.04
Real estate depreciation and amortization	$1.08

Projected FFO per diluted share	$1.85 – 1.91
The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, and the amount and timing of development and redevelopment activities. The company’s actual results may differ materially from these estimates.
Supplemental Information
Supplemental operating and financial data are available in the Investor Relations section of the company’s web site at www.biomedrealty.com.
Teleconference and Web Cast
BioMed Realty Trust will conduct a conference call and audio web cast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) Thursday, July 31, 2008 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either

BioMed Realty Trust, Inc.

through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and www.earnings.com, or live by calling (800) 322-5044 (domestic) or (617) 614-4927 (international) with call ID number 49338544. The call will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 2:00 p.m. Pacific Time on Thursday, July 31, 2008 through midnight Pacific Time on Monday, August 4, 2008 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international) and using access code 59286256.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty Trust owns or has interests in 69 properties, representing 112 buildings with approximately 10.4 million rentable square feet, including approximately 1.9 million square feet of development in progress. The company also owns undeveloped land parcels adjacent to existing properties that it estimates can support up to 1.4 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
# # #
(Financial Tables Follow)

BioMed Realty Trust, Inc.

BIOMED REALTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Investments in real estate, net	$2,885,704	$2,805,983
Investments in unconsolidated partnerships	21,158	22,588
Cash and cash equivalents	21,357	13,479
Restricted cash	7,991	8,867
Accounts receivable, net	3,377	4,457
Accrued straight-line rents, net	46,997	36,415
Acquired above-market leases, net	5,017	5,745
Deferred leasing costs, net	109,380	116,491
Deferred loan costs, net	13,230	15,567
Other assets	68,323	27,676

Total assets	$3,182,534	$3,057,268

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$373,571	$379,680
Secured construction loan	483,997	425,160
Secured term loan	250,000	250,000
Exchangeable senior notes	175,000	175,000
Unsecured line of credit	213,210	270,947
Security deposits	7,611	7,090
Dividends and distributions payable	29,441	25,596
Accounts payable, accrued expenses, and other liabilities	96,626	95,871
Acquired below-market leases, net	20,702	23,708

Total liabilities	1,650,158	1,653,052
Minority interests	15,572	17,280
Stockholders’ equity:
Preferred stock	222,413	222,413
Common stock	717	656
Additional paid-in capital	1,430,942	1,277,770
Accumulated other comprehensive loss	(25,778)	(21,762)
Dividends in excess of earnings	(111,490)	(92,141)

Total stockholders’ equity	1,516,804	1,386,936

Total liabilities and stockholders’ equity	$3,182,534	$3,057,268

BioMed Realty Trust, Inc.

BIOMED REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues:

Rental	$54,223	$49,460	$104,565	$96,969
Tenant recoveries	15,804	15,670	32,386	32,180
Other income	744	3,299	1,178	8,078

Total revenues	70,771	68,429	138,129	137,227

Expenses:

Rental operations	13,454	12,880	27,318	25,995
Real estate taxes	4,915	5,543	10,185	11,459
Depreciation and amortization	19,331	19,637	37,018	36,891
General and administrative	5,645	5,364	11,839	10,707

Total expenses	43,345	43,424	86,360	85,052

Income from operations	27,426	25,005	51,769	52,175
Equity in net income/(loss) of unconsolidated partnerships	43	(454)	(130)	(432)
Interest income	106	339	261	570
Interest expense	(8,629)	(7,117)	(15,566)	(13,969)

Income from continuing operations before minority interests	18,946	17,773	36,334	38,344
Minority interests in continuing operations of consolidated partnerships	(1)	(113)	7	(113)
Minority interests in continuing operations of operating partnership	(619)	(577)	(1,209)	(1,276)

Income from continuing operations	18,326	17,083	35,132	36,955
Income from discontinued operations before gain on sale of assets and minority interests	—	252	—	639
Gain on sale of real estate assets	—	1,088	—	1,088
Minority interests attributable to discontinued operations	—	(57)	—	(74)

Income from discontinued operations	—	1,283	—	1,653

Net income	18,326	18,366	35,132	38,608
Preferred stock dividends	(4,241)	(4,194)	(8,481)	(8,387)

Net income available to common stockholders	$14,085	$14,172	$26,651	$30,221

Income from continuing operations per share available to common stockholders:
Basic and diluted earnings per share	$0.20	$0.20	$0.39	$0.44

Net income per share available to common stockholders:
Basic and diluted earnings per share	$0.20	$0.22	$0.39	$0.46

Weighted-average common shares outstanding:
Basic	70,094,003	65,298,747	67,722,258	65,294,411

Diluted	73,248,311	68,269,656	70,827,426	68,258,562

BioMed Realty Trust, Inc.

BIOMED REALTY TRUST, INC.
FUNDS FROM OPERATIONS
(In thousands, except share and per share data)
     The following table provides the calculation of our FFO and a reconciliation to net income available to common stockholders (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net income available to common stockholders	$14,085	$14,172	$26,651	$30,221
Adjustments:
Minority interests in operating partnership	619	634	1,209	1,350
Gain on sale of real estate assets	—	(1,088)	—	(1,088)
Depreciation and amortization — unconsolidated partnerships	450	358	901	378
Depreciation and amortization — consolidated entities-discontinued operations	—	91	—	228
Depreciation and amortization — consolidated entities-continuing operations	19,331	19,637	37,018	36,891
Depreciation and amortization — allocable to minority interest of consolidated joint ventures	(8)	—	(16)	—

Funds from operations available to common shares and partnership and LTIP units	$34,477	$33,804	$65,763	$67,980

Funds from operations per share — diluted	$0.47	$0.50	$0.93	$1.00

Weighted-average common shares outstanding — diluted	73,248,311	68,269,656	70,827,426	68,258,562

We present funds from operations, or FFO, available to common shares and partnership and LTIP units because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.